                                                                  Exhibit 12
                                                                      to
                                                              Form 10-K for 1993

                              CINCINNATI BELL INC.
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                         CHARGES AND PREFERRED DIVIDENDS

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

                                                                         (Thousands of Dollars)
                                                        ------------------------------------------------------------------
                                                              1993          1992         1991         1990         1989
                                                              ----          ----         ----         ----         ----
1.     Earnings

       (a)  Income (loss) before Income Taxes,
              adjusted for undistributed income
              and losses from partnerships . . . . . . .   $(53,789)     $ 55,580     $ 68,734     $137,226     $132,157
       (b)  Interest Expense . . . . . . . . . . . . . .     45,760        46,158       52,839       45,254       31,394
       (c)  One-third of Rental Expense. . . . . . . . .     23,665        22,521       20,820       17,425       13,312
                                                           --------      --------     --------     --------     --------
                                                           $ 15,636      $124,259     $142,393     $199,905     $176,863
2.     Fixed Charges                                       --------      --------     --------     --------     --------
                                                           --------      --------     --------     --------     --------
       (a)  Interest Expense . . . . . . . . . . . . . .   $ 45,760      $ 46,158     $ 52,839     $ 45,254     $ 31,394
       (b)  Preferred Dividends. . . . . . . . . . . . .      3,458         6,591        6,591        6,591        6,591
       (c)  One-third of Rental Expense. . . . . . . . .     23,665        22,521       20,820       17,425       13,312
                                                           --------      --------     --------     --------     --------
                                                           $ 72,883      $ 75,270     $ 80,250     $ 69,270     $ 51,297
                                                           --------      --------     --------     --------     --------
                                                           --------      --------     --------     --------     --------
3.     Ratio of Earnings to Combined Fixed Charges
          and Preferred Dividends
          (1 divided by 2). . . . . . . .                     N/M            1.65         1.77         2.89         3.45



N/M - Not meaningful as earnings are inadequate to cover the fixed charges by $57,247.

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